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As filed with the Securities and Exchange Commission on January 18, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PHOENIX TECHNOLOGIES LTD.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-2685985 (I.R.S. Employer Identification Number)

PHOENIX TECHNOLOGIES LTD.
411 East Plumeria Drive
San Jose, California 95134
(408) 570-1000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Albert E. Sisto
President And Chief Executive Officer
PHOENIX TECHNOLOGIES LTD.
411 East Plumeria Drive
San Jose, California 95134
(408) 570-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan Talkington, Esq.
Orrick, Herrington & Sutcliffe LLP
400 Sansome Street
San Francisco, California 94111
(415) 392-1122
(415) 773-5759 (Fax)

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

      If this form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. / /

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. / /

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee

Common Stock, par value $0.001	505,646	$12.08	$6,108,203.60	$561.95

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on January 16, 2002.

The Company hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated January 18, 2002

505,646 Shares

PHOENIX TECHNOLOGIES LTD.

Common Stock

        This prospectus is part of a registration statement that covers 505,646 shares of our common stock. These shares may be offered and sold from time to time by certain of our stockholders, as identified below in the section titled "Selling Stockholders". We will not receive any proceeds from the sale of the shares by the selling stockholders. On January 8, 2002, 505,646 of the shares were issued to the selling stockholders in connection with the acquisition of certain assets of StorageSoft, Inc., a Colorado corporation, StorageSoft Solutions, Inc., a Wisconsin corporation, and StorageSoft BV i.o., a Netherlands corporation (collectively referred to as "StorageSoft"). The selling stockholders may sell the shares from time to time on the Nasdaq National Market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. For additional information on the methods of sale, you should refer to the section titled "Plan of Distribution". Each selling stockholder has advised us that no sale or distribution other than as disclosed herein will be effected until after this prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. Selling commissions, brokerage fees, any applicable stock transfer taxes and any fees and disbursements of counsel to the selling stockholders are payable individually by the selling stockholders.

        On January 16, 2002, the last sale price of our common stock on the Nasdaq National Market was $11.90 per share. Our common stock is listed for quotation on the Nasdaq National Market under the symbol "PTEC."

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or an state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated January            , 2002

THE COMPANY	1
USE OF PROCEEDS	1
ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS	1
PLAN OF DISTRIBUTION	1
SELLING STOCKHOLDERS	2
LEGAL MATTERS	3
INDEPENDENT AUDITORS	3
WHERE YOU CAN FIND ADDITIONAL INFORMATION	4

No person has been authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of the prospectus.

THE COMPANY

        Phoenix Technologies Ltd. ("Phoenix" or the "Company") is a global leader of device-enabling and management software solutions for Personal Computers (PCs) and connected digital devices. Phoenix provides its products primarily to platform and peripheral manufacturers (collectively, "OEMs") that range from large PC and Information Appliance manufacturers to small system integrators and value-added resellers. Phoenix also provides training, consulting, maintenance, and engineering services to its customers. The Company markets and licenses its products and services through a direct sales force as well as through regional distributors and sales representatives.

        Phoenix was incorporated in the Commonwealth of Massachusetts in September 1979, and was reincorporated in the State of Delaware in December 1986.

Our address:

Phoenix Technologies Ltd.
411 East Plumeria Drive
San Jose, California 95134
(408) 570-1000

As used in this prospectus, "we," "us," "our" and "Phoenix" refer to Phoenix Technologies Ltd., a Delaware corporation.

USE OF PROCEEDS

        The proceeds from the sale of the common stock offered by this prospectus are solely for the account of the selling stockholders. Phoenix will not receive any proceeds from the sale of these shares of common stock.

ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS

        On December 21, 2001, Phoenix entered into a definitive asset acquisition agreement (the "Acquisition Agreement") under which Phoenix acquired certain assets and assumed certain liabilities of StorageSoft, Inc., StorageSoft Solutions, Inc. and StorageSoft BV i.o. (collectively referred to herein as "StorageSoft"), a privately-held developer of hard drive utilities that can be used in connection with Phoenix's FirstWare™ product line and distribution channels in the "White Box" manufacturing, corporate, and personal computer system builder markets. The acquisition closed January 8, 2002.

        Under the terms of the Acquisition Agreement, Phoenix acquired certain assets and assumed certain liabilities of StorageSoft. As part of the transaction, Phoenix issued 505,646 new shares of common stock to the selling stockholders. This prospectus covers the resale of the shares of common stock issued in the acquisition.

PLAN OF DISTRIBUTION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus forms a part, in connection with the future resale of these shares. With respect to the 505,646 shares issued to the selling stockholders, we have agreed to keep this registration statement effective until January 8, 2003, or such earlier time as these shares have been sold by the selling stockholders. Although we will receive no proceeds from this offering, we will bear all costs, expenses and fees in connection with this offering. The selling stockholders will bear any brokerage commissions or similar selling expenses related to their resale of their common stock.

1

        The common stock offered in this offering may be sold by the selling stockholders, from time to time, in the following manners:

  •
  in the over-the-counter market,

  •
  on the Nasdaq National Market,

  •
  in privately negotiated transactions, or

  •
  by a combination of the above methods.

        The selling stockholders may sell at various fixed prices, at prevailing market prices or at negotiated prices. The selling stockholders may use broker-dealers to sell their shares. If this happens, these broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents. These broker-dealers may receive compensation in excess of customary commissions.

SELLING STOCKHOLDERS

        The following table sets forth certain information as of January 18, 2002, with respect to the selling stockholders. The following table assumes that the selling stockholders sell all of the shares offered by this prospectus. We are unable to determine the exact number of shares that actually will be sold.

        The number and percentage of shares beneficially owned is based on shares outstanding at January 18, 2002, determined in accordance with Rule 13d-3 of the Exchange Act. The information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power, and also includes shares which an individual has the right to acquire within 60 days of January 18, 2002, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

        No selling stockholder has had any material relationship with us or any of our predecessors or affiliates within the last three years.

	Shares Beneficially Owned Prior to the Offering(1)			Shares Beneficially Owned After the Offering
Selling Stockholder			Shares Offered by this Prospectus
	Number	Percent		Number	Percent
Steve Anderson	232,597	*	232,597	0	*
Doug Anderson	232,597	*	232,597	0	*
Ramin Razavi	40,452	*	40,452	0	*

*
Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes sole or shared voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants or shares of convertible preferred stock currently exercisable or convertible, or exercisable or convertible within 60 days of January 18, 2002 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrant but are not outstanding for purposes of computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

2

LEGAL MATTERS

        Orrick, Herrington & Sutcliffe LLP, counsel to Phoenix, will pass upon the validity of the common stock offered in this offering.

INDEPENDENT AUDITORS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual report on Form 10-K for the year ended September 30, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

3

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act with respect to the shares of Common Stock offered in this offering. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement, or the exhibits which are part of the registration statement, parts of which are omitted as permitted by the rules and regulations of the Securities and Exchange Commission. For further information about us and the shares of our common stock to be sold in this offering, please refer to the registration statement and the exhibits which are part of the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete. Each statement in this prospectus regarding the contents of the referenced contract or other document is qualified in all respects by our reference to the copy filed with the registration statement.

        For further information about us and our common stock, we refer you to our registration statement and its attached exhibits, copies of which may be inspected without charge at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the Securities and Exchange Commission and paying a duplicating fee. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

        The Securities and Exchange Commission (the "SEC") allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after date of initial filing of registration statement will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the closing date of the offering.

        The following documents filed with the SEC are incorporated by reference in this prospectus:

1.
Our Annual Report on Form 10-K for the year ended September 30, 2001.

2.
Our definitive Proxy Statement, dated December 20, 2001, filed in connection with our February 5, 2002 Annual Meeting of Stockholders.

3.
Our Current Report on Form 8-K filed January 17, 2002.

4.
The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on August 5, 1988, including any subsequent amendment or report filed for the purpose of updating such information.

5.
The description of certain Preferred Share Purchase Rights that at the present time are represented by and may only be transferred with the Company's Common Stock, which description is contained in the Company's Registration Statement on Form 8-A filed with the SEC on October 28, 1999 pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to Linda V. Moore, 411 East Plumeria Drive, San Jose, California 95134, telephone: (408) 570-1000.

4

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee.

Amount to be Paid
SEC registration fee	$562
Printing	$5,000
Legal fees and expenses	$15,000
Accounting fees and expenses	$7,000
Transfer Agent and Registrar fees	$3,000
Miscellaneous fees and expenses	$438

Total	$31,000

Item 15. Indemnification of Directors and Officers

        Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions. Article NINTH of the Registrant's Restated Certificate of Incorporation eliminates the personal liability of the Registrant's directors to the Registrant or its stockholders for monetary damages for breach of a director's fiduciary duty, except for liability: (1) for breach of a director's duty of loyalty to the Registrant or its stockholders; (2) for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (3) under Section 174 of the Delaware General Corporation Law; or (4) for any transaction from which the director derived an improper personal benefit.

        Section 145 of the Delaware General Corporation Law grants to each corporation organized thereunder the power to indemnify its officers and directors for certain acts. Article TENTH of the Registrant's Restated Certificate of Incorporation sets forth the extent to which officers and directors of the Registrant may be indemnified against any liabilities which they may incur in their capacities as directors or officers of the Registrant. Article TENTH provides, in part, that each person who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or enterprise shall be indemnified and held harmless by the Registrant, to the fullest extent authorized by the Delaware General Corporation Law, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding; provided, however, that if the person seeking indemnification initiated the proceeding in respect to which he or she is seeking indemnification from the Registrant, the Registrant shall provide such indemnification only if such proceeding was authorized by the Registrant's Board of Directors. The right to indemnification includes the right to be paid expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Delaware General Corporation Law so requires, the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to indemnification.

Item 16. Exhibits and Financial Statement Schedules

  (a)
  Exhibits

Exhibit No.	Exhibit
3.1	Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on July 23, 1998(1)
3.2	Bylaws of the Registrant(2)
4.1	Asset Acquisition Agreement with StorageSoft, dated as of December 21, 2001
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP
23.1	Consent of Ernst & Young LLP, Independent Auditors
23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement)
24.1	Power of Attorney (see page II-4)

(1)
Incorporated by reference to the identically numbered exhibit filed with Registrant's Registration Statement on Form S-4 (File No. 333-53607) on May 26, 1998.

(2)
Incorporated by reference to the identically numbered exhibit filed with Registrant's Registration Statement on Form S-8 (File No. 333-11033) on August 29, 1996.

Item 17. Undertakings.

        The undersigned Registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on January 18, 2002.

PHOENIX TECHNOLOGIES LTD.
/s/ Albert E. Sisto Albert E. Sisto Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Linda V. Moore, Albert E. Sisto and John M. Greeley, jointly and severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Albert E. Sisto Albert E. Sisto	Chairman, President and Chief Executive Officer (Principal Executive Officer)	January 18, 2002
/s/ John M. Greeley John M. Greeley	Chief Financial Officer (Principal Financial and Accounting Officer)	January 18, 2002
/s/ Taher Elgamal Taher Elgamal	Director	January 18, 2002
/s/ George C. Huang George C. Huang	Director	January 18, 2002
/s/ Edmund P. Jensen Edmund P. Jensen	Director	January 18, 2002
/s/ Anthony P. Morris Anthony P. Morris	Director	January 18, 2002
/s/ Anthony Sun Anthony Sun	Director	January 18, 2002

EXHIBIT INDEX

Exhibit No.	Exhibit
3.1	Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on July 23, 1998(1)
3.2	Bylaws of the Registrant(2)
4.1	Asset Acquisition Agreement with StorageSoft dated December 21, 2001
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP
23.1	Consent of Ernst & Young LLP, Independent Auditors
23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement)
24.1	Power of Attorney (see page II-4)

(1)
Incorporated by reference to the identically numbered exhibit filed with Registrant's Registration Statement on Form S-4 (File No. 333-53607) on May 26, 1998.

(2)
Incorporated by reference to the identically numbered exhibit filed with Registrant's Registration Statement on Form S-8 (File No. 333-11033) on August 29, 1996.

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THE COMPANY
USE OF PROCEEDS
ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
SELLING STOCKHOLDERS
LEGAL MATTERS
INDEPENDENT AUDITORS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX